Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Focus Universal, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Focus Universal, Inc. (the “Company”) our report dated April 2, 2018 relating to our audits of the consolidated balance sheets as of December 31, 2017 and 2016, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2017 and 2016. Our report dated April 2, 2018, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

September 12, 2018